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                                                                  Exhibit 11 (b)

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                         Earnings Per Share Computations
                                   (Unaudited)
            (Millions of Dollars, except share and per share amounts)

                                                       Three Months Ended
                                                         March 31, 1996
                                                   -----------------------------
                                                   Primary         Fully Diluted
                                                   -------        --------------
Net earnings available for common stockholders      $22.6              $22.6
                                                   ======              =====
Weighted average number of shares of common
 stock outstanding during the period exclusive
 of the following:                                   49.0               49.0
Common stock equivalents:
 Restricted stock                                      .1                 .1
 Non qualified stock options                          2.1                2.1
Adjusted weighted average number of shares of
 common stock outstanding during the period          51.2               51.2
                                                    =====               ====
Earnings per share                                  $0.44              $0.44
                                                    =====              =====




        See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.




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